SEPARATION AGREEMENT

This agreement (the “Agreement”) effective on the last day executed below, is entered into between YI (JENNY) LIU (“Employee”) and RINO INTERNATIONAL CORPORATION, a Nevada corporation (“Employer”) relating to Employee’s employment and separation from employment with Employer and its subsidiaries.

In consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Separation From Employment and Severance Rights.

1.1.
Employee resigned as Chief Financial Officer and from any and all other offices or positions Employee may have had with Employer or any of its subsidiaries or affiliated companies effective April 27, 2010 (“Separation Date”), with Employee’s Base Salary continuing through April 30, 2010 pursuant to the Employment Agreement defined below.

1.2.
Employee’s separation from employment with Employer was effective on the Separation Date. Employee will be reimbursed the sum of $1,000 for business expenses incurred by Employee, including the costs of her China and U.S. based cellular phone bill for the period from January 2010 through April 2010 for use of such phone for work on behalf of Employer.

1.3.
In exchange for the covenants, warranties and promises which Employee makes in this Agreement below and the Employee’s compliance with this Agreement, Section 5(B) of the Employment Agreement, dated June 30, 2009 (the “Employment Agreement”) is hereby amended such that the options to purchase 10,000 shares of the Employer’s common stock (the “Shares”) at the exercise price $6.15 per share granted to Employee shall vest immediately upon the execution of this Agreement.. [and the options to purchase 20,000 shares that were to vest on June 30, 2011 and the options to purchase 20,000 shares which were to vest on June 30, 2012 shall be cancelled and be of no further force or effect]. Once vested, the foregoing options to purchase 10,000 shares of the Employer’s common stock which may be exercised until August 12, 2013. None of the options referred to in this Section 1.3 may be exercised on a cashless basis.

1.4.	In connection with Employee’s receipt of the Shares, Employee represents to the Company as follows

(i)           Employee is acquiring the Shares for investment purposes for her own account and without a present intention to distribute the Shares and the Employee will dispose of the Shares only in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

(ii)           Employee understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and cannot be resold, except pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act.

(iii)           Employee acknowledges that the certificate(s) representing the Shares will include a restrictive legend substantially as follows:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the Company to the effect that such registration is not required.

(iv) Employer and its counsel are entitled to rely on this above referenced representation letter in authorizing the Employer’s transfer agent to issue certificate(s) for the Shares.

1.5.
Employer agrees that if Employee is made a party, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that Employee is or was an employee of Employer, or is or was serving at the request of Employer as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of Employer, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as an employee, agent or consultant, Employee shall be indemnified and held harmless by Employer, to the same extent as the officers and directors of the Employer to the fullest extent permitted by law and to the extent such proceeding is eligible for coverage under Employer’s officer and director liability insurance policy then in effect, against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if she has ceased to be an employee or agent of the Employer and shall inure to the benefit of Employee’s heirs, executors and administrators. Employer shall pay in cash, as and when due, any and all attorneys’ fees and costs incurred by Employee in connection with any dispute or settlement arising from a Proceeding covered under this Section 1.5.

1.6.
Employer shall pay in cash, as and when due, any and all attorneys’ fees and costs incurred by Employee in connection with any dispute or settlement arising from her affiliation with Employer , as an employee or as a consultant, or as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of Employer, whether or not the basis of such proceeding is Employee’s alleged action, Employee shall be indemnified and held harmless by Employer, to the same extent as the officers and directors of the Company, to the fullest extent legally permitted.

2.	Covenants of Employee.

2.1.
In exchange for the promises which Employer makes in this Agreement, Employee, her heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby waive and release Employer and any and all of Employer’s past and/or present affiliates, officers, directors, members, agents, employees, employee benefit plans and their fiduciaries and administrators, and all of its and their successors and assigns (referred to collectively as the “Releasees”) from all causes of action, suits, debts, dues, liabilities, obligations, costs, expenses, liens, damages, judgments, claims and demands of any kind whatsoever, at law or in equity, whether or not they are presently known to exist, that Releasors has against Releasees arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing from any time up to the Effective Date of this Agreement..

2.2.
The rights and claims which Employee and other Releasors waive and release against Employer and other Releasees include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, the Occupational safety and Health Act, the Immigration reform and Control Act of 1986, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Florida Civil Rights Act, the Americans with Disabilities Act and the Family and Medical Leave Act of 1993, both as amended, and the Labor Law of People’s Republic of China, as amended. Employee and other Releasors also agree to release Employer and other Releasors from any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional), any claim sounding in tort or contract (express or implied) and any claim for attorneys’ fees, costs, disbursements and/or the like. This is not a complete list, and Employee and other Releasors waive and release all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to Employee’s employment or separation from employment with Employer and its subsidiaries and affiliates.

2.3.
Employee agrees that she has waived any damages and other relief available to her (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released in Sections 2.1. and 2.2. above.  Therefore, Employee and other Releasors agree and covenant not to file any suit, charge or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation released in Sections 2.1. and 2.2. above. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to her engagement with Employer.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or a comparable state or local agency.  Further, nothing in this Agreement shall be construed to prohibit Employee from challenging this Agreement pursuant to the Older Workers’ Benefit Protection Act

2.4.
Except for the representations and obligations of Employee created by or arising out of this Agreement effective on the Separation Date, Employer, and Employer’s subsidiaries and affiliated companies, do hereby release, acquit, satisfy and forever discharge and covenant not to sue Employee or Employee's descendants, heirs, successors and assigns, and each of them, past or present, from any and all manner of action, causes of action, rights, liens, agreements, contracts, covenants, obligations, suits, claims, debts, dues, sums of monies, costs, expenses, attorneys' fees, judgments, orders and liabilities, accounts, covenants, controversies, promises, damages, of whatever kind and nature in law or equity or otherwise whether now known or unknown, including specifically but not limited to, any and all claims arising out of such employment relationship Employee had with Employer and the transactions and relationships described herein.

2.5.
Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against Employer, except, unless, and only pursuant to a lawful subpoena issued to Employee.  If such a subpoena is issued, Employee will immediately notify Employer and provide it with a copy of the subpoena.

2.6.	Employee understands and agrees that as of the Separation Date, Employee was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of Employer.

2.7.
Employee acknowledges and agrees that, during the period of Employee’s employment by Employer, Employee had access to confidential, proprietary, strategic and sensitive information relating to Employer's business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data.  Employee also acknowledges and agrees that such information is special and unique to Employer and its affiliates and clients and Employee has not and will not disclose to any other person or entity such information without Employer’s prior written consent, except: (a) as may be required pursuant to a valid subpoena, at the request of a government agency in connection with any investigation it is conducting or as otherwise required by applicable law; and (b) to Employee’s financial advisor(s) and/or her attorney, provided that Employee first informs them of the confidentiality of this Agreement and they agree to maintain its confidentiality. Employee hereby agrees and covenants that Employee will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of her family, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to Employer's clients, including, but not limited to, Employer’s clients’ names, business, or affairs or the business or affairs of any of Employer's affiliates or clients, that Employee may learn or initiate and develop a business relationship with during Employee’s employment by Employer, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive.

2.8.
Employee will not at any time after the Separation Date disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Employer and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Employer, generally, or of any subsidiary or affiliate of Employer, however, that the foregoing shall not apply to information which is not unique to Employer, or which is generally known to the industry or the public other than as a result of Employee’s breach of this Agreement.  Employee agrees to return to Employer all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (including electronic media containing such information) in any way relating to the business of Employer and its affiliates, except that Employee may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Employee further agrees that Employee will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

2.9.
Employee hereby certifies that Employee has returned to Employer, all of Employer’s property, including computer and office equipment, office keys, supplies, customer and work files and other related materials.

2.10.
Employee agrees and acknowledges that this Agreement does not constitute an admission by Employer of any violation of any federal, state, or local statute or regulation, or any violation of any of Employee’s rights or of any duty owed by Employer to Employee. Employer agrees and acknowledges that this Agreement does not constitute an admission by Employee of any violation of any federal, state, or local statute or regulation, or any violation of any of Employer’s rights or of any duty owed by Employee to Employer.

2.11.
Employee hereby agrees to indemnify Employer and its subsidiaries, its affiliates, controlling persons, representatives and agents, for any loss, damage, claim or expense arising out of her breach of the foregoing representations or warranties and covenants. Employee agrees that the payments and the benefits provided in Section 1 of this Agreement are in full discharge of any and all liabilities and obligations of Employer to Employee.

3.	Miscellaneous.

3.1.
Employee agrees that Employee has not made, and shall not make or solicit, any disparaging, denigrating, critical or untrue statements (public or private) about Employer, its management or about any other employee of Employer, its products, customers, clients, or prospects.  It is agreed and understood that any breach of this paragraph by Employee would be material.

3.2.
Employer agrees that it shall not make any disparaging, denigrating, critical or untrue statements (public or private) about Employee.  It is agreed and understood that any breach of this Section 3 by Employer would be material.

3.3.
This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York. Each of the parties submits to the jurisdiction of any provincial or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

3.4.
If either party initiates proceedings for the other's breach of this Agreement, the prevailing party shall recover attorneys' fees and costs, including such fees and costs on any enforcement or appeal proceedings.

3.5.
If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

3.6.	This Agreement may be modified only by a writing signed by both parties.

3.7.
Both parties agree that, unless required by law or by a court of competent jurisdiction, this Agreement shall remain confidential and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties. If this document must be filed in any court proceeding, the person seeking to file it will do so only under seal, unless expressly prohibited by the court.

3.8.	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Employee and Employer have agreed upon and signed this Agreement as of the date set forth below.

EMPLOYEE:		EMPLOYER:

RINO INTERNATIONAL CORPORATION

Sign	/s/ YI (JENNY) LIU	By:	/s/ Dejun Zou
	YI (JENNY) LIU	Its:	President and Chief Executive Officer

Date:	August 12, 2010	Date:	August 12, 2010